SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

( )  Preliminary Proxy Statement  ( ) Confidential, for Use of the
                                      Commission Only (as permitted
                                      by Rule 14a-6(e)(2))

(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                              ETHYL CORPORATION
              (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                       E T H Y L   C O R P O R A T I O N

                            330 SOUTH FOURTH STREET
                                 P.O. BOX 2189
                            RICHMOND, VIRGINIA 23218


                                   [LOGO]


                         ANNUAL MEETING OF SHAREHOLDERS

                                                                 March 28, 1997

To the Shareholders:

   Enclosed is our annual report describing Ethyl's operations during the past year. You are encouraged to read this report, which summarizes major corporate developments during the year.

   You are cordially invited to attend the annual meeting of shareholders to be held in the RESTORED GUN FOUNDRY BUILDING OF THE TREDEGAR IRON WORKS, 500 TREDEGAR STREET, in Richmond, Virginia, on Thursday, April 24, 1997, at 11:00 A.M., Eastern Daylight Time. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to elect a Board of Directors and approve the designation of auditors for the coming year.

   Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.

                                          Sincerely yours,
                                          BRUCE C. GOTTWALD
                                          CHAIRMAN OF THE BOARD
                                          CHIEF EXECUTIVE OFFICER

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of Common Stock, $1.00 par value ("Ethyl Common Stock"), of Ethyl Corporation (the "Corporation") will be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, Richmond, Virginia, on Thursday, April 24, 1997, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

     1.  To elect a Board of Directors to serve for the ensuing year;

     2. To approve the designation by the Board of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending December 31, 1997; and

     3. To transact such other business as may properly come before the meeting.

     Holders of shares of Ethyl Common Stock of record at the close of business on March 11, 1997, will be entitled to vote at the meeting.

     You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A postage-paid return envelope is enclosed for your convenience.

     If you are present at the meeting, you may vote in person even if you already have sent in your proxy.

                                                 By Order of the Board of
                                                 Directors
                                                 E. WHITEHEAD ELMORE, SECRETARY

March 28, 1997

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                               ETHYL CORPORATION

                           TO BE HELD APRIL 24, 1997
                 APPROXIMATE DATE OF MAILING -- MARCH 28, 1997

     Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on Thursday, April 24, 1997. Any person giving a proxy may revoke it at any time before it is voted by delivering another proxy, or written notice of revocation, to the Secretary of the Corporation. A proxy, if executed and not revoked, will be voted, and, if it contains any specific instructions, will be voted in accordance with such instructions.

     On March 11, 1997, the date for determining shareholders entitled to vote at the meeting, there were outstanding 118,443,835 shares of Ethyl Common Stock. Each share of Ethyl Common Stock is entitled to one vote.

     The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Ethyl Common Stock voted in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors.

     The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Corporation. Corporate Investor Communications, Inc., has been engaged to assist in the solicitation of proxies. The Corporation will pay that firm $7,000 for its services and reimburse its out-of-pocket expenses.

     The Corporation's street address is 330 South Fourth Street, Richmond, Virginia 23219.

                             ELECTION OF DIRECTORS

     Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate). Each of the nominees presently is serving as a director. The Board has no reason to believe that any of the nominees will be unavailable.

WILLIAM W. BERRY; age 64; director since 1983; Consultant since 1992. Prior to his becoming an independent consultant, he served as Chairman of the Board of Dominion Resources, Inc. (holding company for Virginia Electric and Power Company) from 1990-1992, and Chairman of the Board of Virginia Power Company (public utility) from 1986-1992 (retired). Other directorships:
     Scott & Stringfellow Financial, Inc. and Universal Corporation.

PHYLLIS L. COTHRAN; age 50; director since 1995; President of Trigon
     Healthcare, Inc. and President and Chief Operating Officer of Blue Cross and Blue Shield of Virginia (health insurance company) since June 1995 and resigning as of March 31, 1997, having previously served as President and Chief Operating Officer of Blue Cross and Blue Shield of Virginia. Other directorships: Tredegar Industries, Inc. and Central Fidelity Bank.

BRUCE C. GOTTWALD; age 63; director since 1962; Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of the Corporation since March 1, 1994, having served as President, Chief Executive Officer and Chief Operating Officer of the Corporation from April 23, 1992, to March 1, 1994, and having previously served as President and Chief Operating Officer of the Corporation. Other directorships: CSX Corporation, James River Corporation and Tredegar Industries, Inc. (until the annual meeting of shareholders to be held on May 22, 1997, when he is not standing for reelection).

THOMAS E. GOTTWALD; age 36; director since 1994; President and Chief Operating
     Officer of the Corporation since March 1, 1994, having served as Vice President of the Corporation from August 1, 1991, to March 1, 1994.

GILBERT M. GROSVENOR; age 65; director since 1985; Chairman of the Board of
     Trustees of the National Geographic Society (magazine publisher and scientific society), having served as Chief Executive Officer of the National Geographic Society from 1980-1996. Other directorships: Saul Centers, Inc., Marriott International, Inc. and Chevy Chase Bank, F.S.B.

SIDNEY BUFORD SCOTT; age 64; director since 1959; Chairman of the Board of
     Scott & Stringfellow Financial, Inc. and Scott & Stringfellow, Inc. (investment bankers and brokers). Other directorship: Great Eastern Energy & Development Corporation.

CHARLES B. WALKER; age 58; director since 1989; Vice Chairman of the Board,
     Chief Financial Officer and Treasurer of the Corporation since March 1, 1994, having served as Executive Vice President and Chief Financial Officer of the Corporation from August 1, 1989, to March 1, 1994, and Treasurer of the Corporation since July 1, 1993. Other directorships:
     Albemarle Corporation (Vice Chairman and Chief Financial Officer) and Nations Fund Trust/Nations Fund, Inc.

     In 1996, each director attended at least 75% of the aggregate of (i) the total number of meetings of all committees of the Board on which the director then served and (ii) the total number of meetings of the Board of Directors held during 1996 while he or she was a member of the Board of Directors. Five meetings of the Corporation's Board of Directors were held during 1996.

     The Corporation's executive committee currently consists of Messrs. Bruce
C. Gottwald, Berry, Thomas E. Gottwald and Walker. During 1996, the executive committee met on three occasions.

     Ms. Cothran and Messrs. Berry, Grosvenor and Scott currently serve on the Corporation's audit committee. During 1996, the audit committee met two times. The audit committee reviews the Corporation's internal audit and financial reporting functions and the scope and results of the audit performed by the Corporation's independent accountants and matters relating thereto and reports thereon to the Board of Directors. The audit committee also reviews audit fees and recommends to the Board of Directors the engagement of the independent accountants of the Corporation.

     The Corporation's nominating committee currently consists of Messrs. Grosvenor, Berry and Bruce C. Gottwald. The nominating committee did not meet during 1996. The nominating committee recommends candidates for election as directors and in some cases the election of officers. The Corporation's bylaws provide that a shareholder of the Corporation entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified,
(iii) a description of all understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

     Messrs. Berry, Grosvenor and Scott and Ms. Cothran currently serve as the Corporation's Bonus, Salary and Stock Option Committee. During 1996, the Bonus, Salary and Stock Option Committee met on five occasions. This committee approves the salaries of management-level employees. It also approves all bonus awards, certain consultant agreements and initial salaries of new management-level personnel and grants options under the Corporation's Incentive Stock Option Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Floyd D. Gottwald, Jr., Vice Chairman of the Board and a director of the Corporation until February 29, 1996, and Bruce C. Gottwald are brothers. Thomas E. Gottwald, President and a director of the Corporation, and Bruce C. Gottwald, Jr., until February 29, 1996, a director of the Corporation, are sons of Bruce C. Gottwald. William M. Gottwald, MD, until September 1, 1996, Senior Vice President of the Corporation, and, until February 29, 1996, a director of the Corporation, is a son of Floyd D. Gottwald, Jr. The Gottwalds may be deemed to be control persons of the Corporation.

     Hunton & Williams regularly acts as counsel to the Corporation. Allen C. Goolsby, a director of the Corporation until February 29, 1996, is a Partner in Hunton & Williams.

                                 SECTION 16(A)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that have been received by the Corporation, the Corporation believes that there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of its Common Stock.

                                STOCK OWNERSHIP

     The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Corporation, was the beneficial owner as of December 31, 1996, of more than 5% of the outstanding voting shares of the Corporation.

  TITLE OF             NAME AND ADDRESS OF           NUMBER OF
    CLASS               BENEFICIAL OWNERS              SHARES       PERCENT OF CLASS
-------------    --------------------------------    ----------     ----------------
Common Stock     Floyd D. Gottwald, Jr., and         21,117,886(b)(c)      17.81%
                 Bruce C. Gottwald (a)
                 330 South Fourth Street
                 P.O. Box 2189
                 Richmond, Virginia 23219

                 NationsBank Corporation and         11,163,037           9.42%
                 related entities (d)
                 c/o NationsBank Corporation
                 NationsBank Plaza
                 Charlotte, North Carolina 28255

---------------

(a) Floyd D. Gottwald, Jr., and Bruce C. Gottwald (the "Gottwalds"), together with members of their immediate families, may be deemed to be a "group" for purposes of Section 13(d)(3) of the Exchange Act, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of Ethyl Common Stock.

(b) As of December 31, 1996, the Gottwalds, individually or collectively, have sole voting and investment power over all of the shares disclosed except 10,594,806 shares held by wives, children and in certain trust relationships, some of which might be deemed to be beneficially owned by the Gottwalds under the rules and regulations of the Securities and Exchange Commission, but as to which the Gottwalds disclaim beneficial ownership. Shares owned by the adult children of Floyd D. Gottwald, Jr., and Bruce C. Gottwald are included in the holdings of the Gottwalds as a group, but are not attributed to Bruce C. Gottwald, other than in this table. This amount includes 154,650 shares of Ethyl Common Stock, with respect to which the Gottwalds or members of their immediate families have the right to acquire beneficial ownership within 60 days of December 31, 1996, pursuant to the Corporation's Incentive Stock Option Plan.

(c) This amount includes shares owned by Thomas E. Gottwald, President and director of the Corporation, who is a son of Bruce C. Gottwald. See the table on page 5 for information on the share ownership of each member of the Gottwald family who is an executive officer or director of the Corporation. This amount includes any shares owned of record by the Trustees under various employee savings plans for the benefit of the Gottwalds and the members of their immediate families. This amount does not include shares held by the Trustees of such plans for the benefit of other employees. Shares held under the Corporation's savings plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his shares generally are voted by the Trustee in accordance with the Board's recommendations to the shareholders. Because members of the Gottwald family are executive officers and directors of the Corporation and the Gottwalds are the largest shareholders of the Corporation, they may be deemed to be control persons of the Corporation and to have the capacity to control any such recommendation of the Board.

(d) The NationsBank Corporation related entities are NationsBank, N.A. (South), NationsBank, N.A. and NationsBank of Texas, N.A. The information contained herein with respect to NationsBank Corporation and the related entities listed herein is based on a Schedule 13G filed by such entities with the Securities and Exchange Commission. Such filing further stated that the acquisition of such shares was in the ordinary course of business and not in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Corporation. The shares held by NationsBank Corporation and related entities are held in fiduciary accounts.

     The following table sets forth as of January 31, 1997, the beneficial ownership of Ethyl Common Stock by all directors of the Corporation, the Chief Executive Officer and the four next most highly compensated executive officers and all directors and officers of the Corporation as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

                                         NUMBER OF SHARES            NUMBER OF SHARES         TOTAL
    NAME OF BENEFICIAL OWNER             WITH SOLE VOTING           WITH SHARED VOTING        NUMBER          PERCENT
  OR NUMBER OF PERSONS IN GROUP        AND INVESTMENT POWER1       AND INVESTMENT POWER     OF SHARES        OF CLASS2
---------------------------------    -------------------------     --------------------     ----------     -------------
William W. Berry                                 2,196                       1,9343              4,130
Phyllis L. Cothran                               2,009                           0               2,009
Bruce C. Gottwald                            4,981,294                     615,8394          5,597,1332        4.73%
Thomas E. Gottwald                             523,445                   3,726,7105          4,250,1552        3.59%
Gilbert M. Grosvenor                             3,129                           0               3,129
Alexander McLean                                10,652                           0              10,652
Newton A. Perry                                 46,539                           0              46,539
Sidney Buford Scott                             65,429                      37,2006            102,629
Charles B. Walker                              214,575                           0             214,575
Directors and officers as a group
(21 persons)                                 6,332,061                   3,901,232          10,233,293         8.60%

---------------

1 The amounts in this column include shares of Ethyl Common Stock with respect to which certain persons have the right to acquire beneficial ownership within 60 days of January 31, 1997, pursuant to the Corporation's Incentive Stock Option Plan: Bruce C. Gottwald: 7,325 shares; Thomas E. Gottwald:
  87,325 shares; Alexander McLean: 10,000 shares; Newton A. Perry: 36,683 shares; Charles B. Walker: 157,149 shares; and directors and officers as a group: 525,222 shares.

2 In accordance with the rules of the Securities and Exchange Commission some shares are attributed to more than one member of the Gottwald families, but are counted only once in the information provided for directors and executive officers as a group. Except as indicated, each person or group owns less than 1% of Ethyl Common Stock.

3 Mr. Berry disclaims beneficial ownership of all 1,934 of such shares.

4 Mr. Gottwald disclaims beneficial ownership of all 615,839 of such shares.

5 Mr. Gottwald disclaims beneficial ownership of all 3,726,710 of such shares.
  This amount includes 3,186,101 shares of Ethyl Common Stock that Mr. Gottwald may be deemed to own beneficially. Such shares constitute Mr. Gottwald's interest as a discretionary beneficiary of a trust of which he is a co-trustee.

6 Mr. Scott disclaims beneficial ownership of all 37,200 of such shares.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation for the fiscal years ended December 31, 1996, 1995 and 1994.

                                                      ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                           ------------------------------------------   --------------------------------
                                                                        OTHER ANNUAL                         ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS     COMPENSATION      OPTIONS/SARS1     COMPENSATION
-----------------------------------------  -----  --------   --------   -------------   -----------------   ------------
Bruce C. Gottwald                          1996   $770,000   $200,000             --               0        $    38,500 2
  Chairman of the Board and                1995    770,000          0             --               0             38,500
  Chief Executive Officer                  1994    770,000    265,000             --          33,532             38,500

Thomas E. Gottwald                         1996    381,000    120,000             --               0             19,050 3
  President and                            1995    381,000          0             --               0             19,050
  Chief Operating Officer                  1994    332,000    200,000             --         413,936             16,600

Charles B. Walker                          1996    230,0004   100,000             --         100,000             11,500 5
  Vice Chairman of the                     1995    230,000          0             --               0             11,500
  Board, Chief Financial                   1994    253,333    118,000             --         237,149             12,992
  Officer and Treasurer

Newton A. Perry                            1996    218,575     75,000             --               0             10,929 6
  Vice President                           1995    201,275     43,000             --               0             10,064
  Worldwide Refinery                       1994    188,125     45,000             --         116,683              6,206
  Chemicals

Alexander McLean                           1996    175,1777    60,000        106,585 8        75,000              9,506 9
  Vice President                           1995    117,211     25,000         95,873               0              5,369
  Petroleum Additives                      1994     97,743     15,000         84,235          50,000              5,857

---------------
1 Certain options granted in 1994 were granted to replace previously granted options pursuant to the anti-dilution provisions of the Corporation's Incentive Stock Option Plan in connection with the spin-off of Albemarle Corporation.
2 Includes contributions to the Corporation's savings plan ($7,500, $7,500 and $7,500) and accruals in the Corporation's excess benefit plan ($31,000, $31,000 and $31,000) for 1996, 1995 and 1994, respectively.
3 Includes contributions to the Corporation's savings plan ($7,500, $7,500 and $7,500) and accruals in the Corporation's excess benefit plan ($11,550, $11,550 and $9,100) for 1996, 1995 and 1994, respectively.
4 Mr. Walker also served as an officer of Albemarle Corporation during 1996 and is compensated separately by Albemarle Corporation for such service.
5 Includes contributions to the Corporation's savings plan ($7,500, $7,500 and $7,500) and accruals in the Corporation's excess benefit plan ($4,000, $4,000 and $5,492) for 1996, 1995 and 1994, respectively.
6 Includes contributions to the Corporation's savings plan ($7,500, $7,500 and $6,206) for 1996, 1995 and 1994, respectively, and accruals in the Corporation's excess benefit plan ($3,429 and $2,564) for 1996 and 1995, respectively.
7 Mr. McLean is compensated in pounds sterling. Each amount listed is based on the exchange rate in effect at the time each payment was made.
8 Includes payments for expatriate expenses and allowances ($46,222, $45,230 and $68,371) for 1996, 1995 and 1994, respectively, and tax subsidies ($60,363, $50,643 and $15,864) for 1996, 1995 and 1994, respectively.
9 Includes accruals in the Ethyl Petroleum Additives Limited share scheme.
  Each amount listed here in U.S. dollars is based on the exchange rate in effect at the time each payment was made.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table presents information concerning option and SAR grants to the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation. Each of these options relates to Ethyl Common Stock and includes a tandem stock appreciation right ("SAR").

                                           INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                       ---------------------------------------------------------     VALUE AT ASSUMED ANNUAL
                                         % OF TOTAL                                   RATES OF STOCK PRICE
                                        OPTIONS/SARS     EXERCISE                       APPRECIATION FOR
                                         GRANTED TO      OR BASE                           OPTION TERM
                       OPTIONS/SARS     EMPLOYEES IN      PRICE       EXPIRATION     -----------------------
       NAME            GRANTED (#)       FISCAL YEAR       ($)           DATE         5% ($)       10% ($)
-------------------    ------------     -------------    --------     ----------     --------     ----------
Bruce C. Gottwald               0
Thomas E. Gottwald              0
Charles B. Walker         100,0001         35.71%         $8.875       12/12/06      $558,144     $1,414,446
Newton A. Perry                 0
Alexander McLean           75,0001         26.79%          8.875       12/12/06       418,608      1,060,835

---------------

1 These options become exercisable in 20% increments based on the attainment of certain performance objectives. In addition, the options will vest to persons who are still employed by the Corporation thirty days prior to the expiration date of the option, in the event of a change in control or upon death, disability or retirement.

     The following table presents information concerning option and SAR exercises by the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUE

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                                    OPTIONS/SARS                IN-THE-MONEY OPTIONS/SARS
                                                                   AT FY-END (#)1                    AT FY-END ($)2
                       SHARES ACQUIRED        VALUE         -----------------------------     -----------------------------
       NAME            ON EXERCISE (#)     REALIZED (#)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------    ----------------    ------------     -----------     -------------     -----------     -------------
Bruce C. Gottwald             0                 $0              7,325                0          $     0          $     0
Thomas E. Gottwald            0                  0             87,325          320,000                0                0
Charles B. Walker             0                  0            157,149          180,000            4,148           62,500
Newton A. Perry               0                  0             36,683           80,000                0                0
Alexander McLean              0                  0             10,000          115,000                0           46,875

---------------

1 Each of these options relates to Ethyl Common Stock and includes a tandem
  SAR.

2 These values are based on $9.50, the closing price of Ethyl Common Stock on The New York Stock Exchange on December 31, 1996.

                              RETIREMENT BENEFITS

     The following table illustrates under the Corporation's pension plan for salaried employees the estimated benefits upon retirement at age 65, determined as of December 31, 1996, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), they will be paid under the Corporation's excess benefit or supplemental retirement plans, as applicable. This table includes the amounts that would be payable under such plans.

                              PENSION PLAN TABLE*

                                   YEARS OF PENSION BENEFIT SERVICE AND ESTIMATED ANNUAL BENEFITS
                        -------------------------------------------------------------------------------------
FINAL-AVERAGE EARNINGS     10         15         20         25         30         35         40         45
----------------------  --------   --------   --------   --------   --------   --------   --------   --------
    $  300,000          $ 43,900   $ 65,850   $ 87,795   $109,745   $131,695   $153,640   $175,590   $197,540
       350,000            51,400     77,100    102,795    128,495    154,195    179,890    205,590    231,290
       400,000            58,900     88,350    117,795    147,245    176,695    206,140    235,590    265,040
       450,000            66,400     99,600    132,795    165,995    199,195    232,390    265,590    298,790
       500,000            73,900    110,850    147,795    184,745    221,695    258,640    295,590    332,540
       550,000            81,400    122,100    162,795    203,495    244,195    284,890    325,590    366,290
       600,000            88,900    133,350    177,795    222,245    266,695    311,140    355,590    400,040
       650,000            96,400    144,600    192,795    240,995    289,195    337,390    385,590    433,790
       700,000           103,900    155,850    207,795    259,745    311,695    363,640    415,590    467,540
       750,000           111,400    167,100    222,795    278,495    334,195    389,890    445,590    501,290
       800,000           118,900    178,350    237,795    297,245    356,695    416,140    475,590    535,040
       850,000           126,400    189,600    252,795    315,995    379,195    442,390    505,590    568,790
       900,000           133,900    200,850    267,795    334,745    401,695    468,640    535,590    602,540
       950,000           141,400    212,100    282,795    353,495    424,195    494,890    565,590    636,290
     1,000,000           148,900    223,350    297,795    372,245    446,695    521,140    595,590    670,040

---------------

* Assumes attainment of age 65 in 1996 and Social Security Covered Compensation of $27,576.

     The benefit formula under the pension plans is based on the participant's final-average earnings, which are defined as the average of the highest three consecutive calendar years' earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of the executive officers named in the above compensation table as of December 31, 1996, are: Bruce C. Gottwald, 41; Thomas E. Gottwald, 5; Charles
B. Walker, 16; and Newton A. Perry, 28. Benefits under the pension plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments.

     Mr. McLean participates in the Ethyl Petroleum Additives Limited Pension Plan. The formula under that plan is equal to 1.6667% times pensionable salary times years of service. Mr. McLean has 8 years of service under the plan. This accrued annual benefit as of December 31, 1996, is $17,378. This amount is based on the exchange rate at December 31, 1996.

EXCESS BENEFIT PLANS

     The Corporation maintains excess benefit plans (the "Excess Plans") in the form of nonqualified pension plans that provide eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Corporation and the benefits they would have accrued under such plans, but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder, under the Code. Certain key employees may be granted additional pension service benefits equal to 4% of final pay for each year of service to the Corporation up to fifteen years, net of certain other benefits received from the Corporation, previous employers and Social Security. These benefits have been granted to Mr. Walker. All benefits under the Excess Plans vest upon a Change in Control of the Corporation, as defined in the Plans.

COMPENSATION OF DIRECTORS

     Each non-employee director is paid (i) $1,000 for attendance at each Board meeting and (ii) $600 for attendance at each meeting of a committee of the Board of which he is a member. In addition, each such director is paid a quarterly fee of $5,000. Employee members of the Board of Directors are not paid separately for their service on the Board or its committees.

     Any director retiring from the Board after age 60 with at least five years' service on the Board will receive $12,000 per year for life, payable in quarterly installments. The service requirement for this benefit may be waived under certain circumstances. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Board. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may not commence and may be discontinued under certain circumstances.

     On each July 1 each non-employee director is awarded that number of whole shares of Ethyl Common Stock when multiplied by the closing price of Ethyl Common Stock on the immediately preceding business day, as reported in THE WALL STREET JOURNAL, as shall as nearly as possible equal but not exceed $2,000. The shares of Ethyl Common Stock awarded under the Directors' Stock Plan are nonforfeitable and the recipient directors immediately and fully vest in Ethyl Common Stock issued under the Plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell their shares under the Directors' Stock Plan at any time. The Directors' Stock Plan provides that no awards may be made after July 1, 2001.

     Non-employee Directors may defer, in ten percent increments, all or part of their retainer fee and meeting fees into either a deferred cash account or a deferred stock account, or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for recordkeeping purposes only. Distributions under the Deferred Compensation Plan, paid in a single sum or in up to ten annual installments, cannot begin within two years of the beginning of the deferral year. The maximum aggregate number of shares of Ethyl Common Stock that may be issued under the Deferred Compensation Plan is 100,000 shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Bonus, Salary and Stock Option Committee of the Board of Directors (the "Committee"), which performs the function of a compensation committee, consists of Messrs. Berry (Chairman), Grosvenor and Scott and Ms. Cothran. The Committee is delegated the power to administer the compensation program of the Corporation applicable to its executive officers, including the Chief Executive Officer. Accordingly, the Committee submits this report on executive compensation to the shareholders.

                               OVERALL OBJECTIVES

     The objectives of the Corporation's executive compensation program are to:

     **           Provide balanced, competitive total compensation that will enable the Corporation to attract, motivate and retain highly qualified executives.

     **           Provide incentives for enhancing the profitability of the
Corporation by rewarding executives for meeting individual and corporate goals.

     **           Align the financial interests of the executives closely to those of the shareholders by encouraging executive ownership of Ethyl Common Stock.

                            ELEMENTS OF THE PROGRAM

     The Committee believes the interests of the shareholders will be best served if the compensation program consists of cash compensation and equity ownership, with a significant portion of compensation depending upon performance. The program includes: base salary, annual bonuses in cash or cash and stock, and stock options with performance vesting and SARs. The Committee considers all elements of the program when setting appropriate compensation.

     The Corporation seeks to maintain its executive compensation packages around the mid-range of those offered generally in the job markets in which the Corporation competes for talent and experience. The Corporation's stock option program is administered likewise to achieve the goal of providing incentive to the Corporation's executives to achieve long-term performance.

     In December 1996 and January 1997 the Committee met with each of the five officers included in the compensation table on page 6 to review 1996 performance against goals and objectives that had been set for the year.

                               COMPETITIVE MARKET

     The Committee uses various compensation surveys provided by compensation consultants in determining the market for executive pay. The surveys include companies that are larger and smaller than the Corporation. Some of the surveys are limited to companies in the petroleum or chemical businesses, including, but not limited to, companies shown on the Performance Graph. Others include companies in other industries. References to the "market" in this Report refer to the survey data.

                                 BASE SALARIES

     Increases in base salaries are based on evaluations of past and current Corporation operating profits and individual contribution to the Corporation's success, market data for comparable positions and salary levels of the Corporation's peer group companies and alignment of salary and organization within the Corporation. The Committee considers each of the individual factors but does not assign a specific value to each factor, and a subjective element is acknowledged in evaluating each executive's contribution. Salary survey data from the Corporation's peer group companies discussed with the Committee indicated the Corporation's executive level compensation to be well within the ranges of compensation offered by peer group companies.

     In keeping with the objective of maximizing long-term performance by putting a significant part of total compensation at risk, no adjustments were made in base salary for the top three executive officers.

                                 ANNUAL BONUSES

     The annual bonus program is designed to motivate and reward performance measured against individual, division, department and corporate objectives (including achievement of significant strategic objectives and target levels of operating profit).

     A bonus reserve is established to achieve the Corporation's compensation targets. The maximum contribution to the bonus reserve is 4% of the amount by which operating profits of the Corporation and its subsidiaries, determined by the independent auditors, exceed $15,000,000. The auditors certified that the maximum contribution for 1996 under the formula was $6,085,080, but the Committee, as has been the practice in prior years, did not appropriate the entire amount. Of this amount, a total of $2,063,700 was awarded in 1997 as 1996 bonuses.

     Annual bonus awards are determined by the Committee in conjunction with senior management, and are based on evaluation of the performance, level of responsibility and leadership of the individual executive in relation to overall corporate results. Bonus awards for 1996 generally were higher than 1995, reflecting the improvement in operating income and income per share over 1995. The Committee believes that the Corporation's strategic moves in a difficult market have been successful. Much credit is given in recognition of the Corporation's management of the Texaco Petroleum Additives acquisition and, more specifically, doing so with no material increase in selling, general and administrative expenses.

                                 STOCK OPTIONS

     Under the Incentive Stock Option Plan approved by the shareholders, the Committee, in its discretion, may grant options to purchase shares of Ethyl Common Stock (with or without related SARs) to any executive of the Corporation or any subsidiary who has contributed or can be expected to contribute to the Corporation's profits and growth. The Committee determines the amount of the grant, the term of the options and the requisite conditions for exercise.

     During 1996, the Committee granted to three officers options (with related SARs) to purchase an aggregate of 200,000 shares of Ethyl Common Stock. The options vest when either earnings or stock price targets are met. The option awards have an exercise price equal to fair market value at the date of grant, and a ten-year exercise period. They vest as set forth in footnote 1 on page 7.

                                CEO COMPENSATION

     In keeping with the objective of improving long-term performance and shareholder value, the Chief Executive Officer as a major shareholder strongly advocates pay for performance. Consequently, greater emphasis should be placed on compensation at risk. The Chief Executive Officer asked not to be considered for a salary increase for 1996.

     The Committee believes that in the last several years the Chief Executive Officer has taken the necessary steps to position the Corporation for the future in an admittedly difficult competitive environment. Accordingly, in recognition of the improvement in operating profits, the Committee awarded the Chief Executive Officer a bonus for 1996 of $200,000.

     Compensation survey data places the CEO's salary for 1996 at approximately the size-adjusted median of companies surveyed by the Corporation's compensation consultants.

                                 SECTION 162(M)

     Section 162(m) of the Code provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Corporation's executive officers. To meet the criteria applicable to performance-based compensation (as defined in Section 162(m) of the Code), certain of the Corporation's benefit plans would have to be amended to limit the Committee's discretion to determine individual awards based on individual performance factors and other factors as the Committee may determine, from time to time, to be relevant.

     The Committee believes that the flexibility on awards is an important feature of the plans and one that serves the best interests of the Corporation by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant. Further, the Committee currently does not anticipate that there will be any compensation subject to loss of tax deductibility. Consequently, the Committee does not propose at the present time to amend any plan to comply with the performance-based criteria.

                                 THE BONUS, SALARY AND STOCK OPTION COMMITTEE
                                 William W. Berry, Chairman   February 27, 1997
                                 Gilbert M. Grosvenor
                                 Sidney Buford Scott
                                 Phyllis L. Cothran

               Comparison of Five-Year Cumulative Total Return
                    Performance through December 31, 1996

                              (GRAPH GOES HERE)

                                     1991 1992 1993 1994 1995 1996

Ethyl                                 100  104  100   90  121   98
S&P 500                               100  108  118  120  165  203
Chemical Composite                    100  110  123  136  178  220
The Lubrizol Corporation              100   99  127  130  109  126


     * ASSUMES $100 INVESTED ON LAST DAY OF DECEMBER 1991. DIVIDENDS ARE REINVESTED QUARTERLY.

     (1) The total return information for the Chemical Composite has been weighted by market capitalization and includes the following companies in all the chemical industry groups (basic chemicals, specialty chemicals and diversified chemicals): Air Products and Chemicals, Inc., Avery Dennison Corporation, The Dow Chemical Company, E.I. duPont de Nemours & Company, Englehard Corp., Ethyl Corporation, FMC Corporation, First Mississippi Corp., The B.F. Goodrich Company, W.R. Grace & Co., Great Lakes Chemical Corp., Hercules Incorporated, Monsanto Company, Morton International, Inc., NL Industries, Inc., Nalco Chemical Co., PPG Industries, Inc., Praxair, Inc., Rohm and Haas Company and Union Carbide Corporation.

     Because none of the corporations included in the Chemical Composite, other than the Corporation, has lubricant additives as a primary business, the Corporation included a comparison with The Lubrizol Corporation, which is the only other corporation listed on The New York Stock Exchange with lubricant additives as a primary business.

                            DESIGNATION OF AUDITORS

     The Board of Directors has designated Coopers & Lybrand L.L.P., certified public accountants, as the Corporation's independent auditors for the year 1997, subject to shareholder approval. This firm has audited the Corporation's financial statements since 1962 and those of the former Ethyl Corporation (Delaware) from 1947 to 1962.

A representative of Coopers & Lybrand L.L.P. is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

     Coopers & Lybrand L.L.P.'s principal function is to audit the consolidated financial statements of the Corporation and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Corporation's quarterly reports.

                              FINANCIAL STATEMENTS

     A copy of the Corporation's Annual Report on Form 10-K for the year 1996, as required to be filed with the Securities and Exchange Commission, will be provided on written request without charge to any shareholder whose proxy is being solicited by the Board of Directors. The written request should be directed to:

                                          E. Whitehead Elmore, Esq.
                                          Secretary
                                          Ethyl Corporation
                                          330 South Fourth Street
                                          P.O. Box 2189
                                          Richmond, Virginia 23218

                       PROPOSALS FOR 1998 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1998 annual meeting of shareholders must present such proposal to the Corporation at its principal office in Richmond, Virginia, not later than November 28, 1997, in order for the proposal to be considered for inclusion in the Corporation's proxy statement. The Corporation anticipates holding the 1998 annual meeting on April 23, 1998.

     The Corporation's bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Corporation not later than 60 days prior to the meeting. As to each matter, the notice should contain (i) a brief description of the matter and the reasons for addressing it at the annual meeting, (ii) the name, record address of and number of shares beneficially owned by the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          E. Whitehead Elmore, SECRETARY

                                   NOTICE
                                     and
                               PROXY STATEMENT
                                     for
                               ANNUAL MEETING
                                     of
                                SHAREHOLDERS
                               April 24, 1997


                                   [LOGO]

                              ETHYL CORPORATION
                           330 South Fourth Street
                                P.O. Box 2189
                          Richmond, Virginia 23218

                               ETHYL CORPORATION
P R O X Y                                                             P R O X Y
                               RICHMOND, VIRGINIA

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 1997

    The undersigned hereby appoints Bruce C. Gottwald and Sidney Buford Scott, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Ethyl Corporation, at the annual meeting of shareholders to be held April 24, 1997, and at any and all adjournments thereof.

    This Proxy is solicited on behalf of the Board of Directors. This Proxy when properly executed will be voted as specified. If no specification is made, this Proxy will be voted FOR all nominees and FOR Proposal 2.



         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                        USING THE ENCLOSED ENVELOPE.
                (Continued and to be signed on reverse side.)

                              ETHYL CORPORATION
    Please mark vote in oval in the following manner using dark ink only. [X]



The Board of Directors recommends that you vote FOR all nominees and FOR
  Proposal 2.



1.  ELECTION OF DIRECTORS--
    Nominees: William W. Berry, Phyllis L.          For    Withhold    For All
    Cothran, Bruce C. Gottwald, Thomas E.           All       All      Except
    Gottwald, Gilbert M. Grosvenor, Sidney
    Buford Scott and Charles B. Walker.              []       []         []
    INSTRUCTION: To withhold authority to vote for any such nominee(s), write the name(s) in the space provided below.



_______________________________________________

2.  The proposal to approve the appointment of      For    Against   Abstain
    Coopers & Lybrand L.L.P. as the auditors for
    the Corporation for 1997.                        []       []         []

3.  In their discretion, the Proxies are
    authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.







                                                 Dated:_____________, 1997


                                       Signature _________________________



Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.